                                                                     EXHIBIT 2.3


                               PURCHASE AGREEMENT

         This PURCHASE AGREEMENT (Agreement) is made and entered into this 4th day of May, 1998, by and between CIB BANK (CIB), an Illinois chartered commercial bank, and ARGO FEDERAL SAVINGS BANK, FSB (ARGO), a federally chartered savings bank.

         WHEREAS, ARGO shall transfer to CIB, subject to the terms and conditions of this Agreement certain deposit accounts, including demand deposit accounts, passbook savings, money market accounts, certificates of deposit and negotiable order of withdrawal accounts attributable to its Gurnee, Illinois branch office (the "Branch Office") as more fully described herein;

         WHEREAS, CIB shall acquire from ARGO, subject to the terms and conditions of this Agreement, certain deposit accounts, including demand deposit accounts, passbook savings, money market accounts, certificates of deposit and negotiable order of withdrawal accounts attributable to the Branch Office, as more fully described herein;

         WHEREAS, CIB has agreed to acquire and ARGO has agreed to sell certain of the furniture, fixtures and equipment at the Branch Office, as more fully described herein;

         WHEREAS, CIB has agreed to assume the liabilities of ARGO with respect to the lease pertaining to the Branch Office premises, as more fully described herein;

         WHEREAS, CIB and ARGO have determined that the transactions contemplated by this Agreement are in the best interests of their respective shareholders; and

         WHEREAS, the transactions contemplated by this Agreement have been approved by at least a two-thirds vote of the respective entire Boards of Directors of CIB and ARGO and each has authorized their appropriate officers to execute and attest to this Agreement and to make application for and to receive the necessary supervisory approvals of the subject transactions from the Federal Deposit Insurance Corporation (the "FDIC"), the Office of Banks and Real Estate of the State of Illinois (the "OBRE"), the Federal Reserve Bank of Chicago (the "FRB") and the Office of Thrift Supervision (the "OTS"), to the extent necessary.

         NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants, terms and conditions set forth herein, CIB and ARGO hereby covenant and agree as follows:

PURCHASE AGREEMENT                                                        Page 2



         1. IDENTIFICATION OF ACQUISITION BY OFFICE LOCATION. ARGO shall transfer to CIB all of its FDIC insured deposit accounts, including demand deposit accounts, passbook savings, money market accounts, certificates of deposit and negotiable order of withdrawal accounts, as more fully set forth and described in Paragraph 2 hereof (hereinafter sometimes for convenience collectively referred to as the "Accounts" or the "Transferred Accounts"); with the said Accounts generally originating at and attributable to the branch office of ARGO located at 100 South Cemetary Road, Gurnee, Illinois 60031, except that ARGO shall not transfer to and CIB shall not assume liability for any public funds, brokered deposits, collateralized deposits (except as provided in Paragraph 3 hereof) or Accounts owned by affiliates, directors, officers and/or employees of ARGO who do not work at the Branch Office or any insiders or shareholders of ARGO, or any correspondents to any interest-bearing Accounts.

         2. IDENTIFICATION OF ACCOUNTS BY EXHIBIT. Marked Exhibit "A", attached hereto and specifically incorporated herein by this reference, is a verified statement prepared and submitted by ARGO setting forth the identity of holder, the type of account, ownership type, account opening date, account maturity date, history of each such account for the previous twenty four (24) months, principal balance (including accrued and credited interest of such account), terms of each such account and interest rate payable on each of the Accounts as of February 28, 1998. After the close of business on the day preceding the Closing Date (as defined in Paragraph 13 hereof), ARGO hereby agrees to deliver to CIB a supplemental statement verifying the information set forth in the preceding sentence together with such information with respect to any new or additional accounts opened after February 28, 1998 on each of the Accounts to be transferred to CIB as of the date of Closing (as defined in Paragraph 13 hereof). The form and substance of the statements referenced in this paragraph shall be to the satisfaction of CIB and shall include such information as necessary to identify the ownership and total liability of such Accounts. For the purposes of this Agreement any interest accrued on the Accounts by ARGO, but not due for payment as of the date of Closing shall be transferred to CIB in current funds pursuant to Paragraph 5 hereof, and CIB shall thereupon assume the liability therefore.

         3. SPECIAL PROVISION WITH RESPECT TO PLEDGED ACCOUNTS. Except as provided in Exhibit "B" hereto, no Accounts pledged for collateral purposes or Accounts which are otherwise pledged, encumbered or attached shall be deemed to be subject to the terms of this Agreement, the same being specifically excluded herefrom.

         4. TRANSFER. CIB shall assume the liability for such Transferred Accounts to it as of the date of Closing subject to the terms and conditions of this Agreement. CIB and ARGO hereby agree that performance of this Agreement shall be subject to receipt of all necessary regulatory approvals as set forth in this Agreement.

PURCHASE AGREEMENT                                                        Page 3


         5. COMPENSATION ON TRANSFERRED ACCOUNTS. CIB will receive, as consideration for the assumption of liability on the Transferred Accounts (including interest previously credited in accordance with the terms of the account), a cash payment at Closing equal to ninety four percent (94%) of the aggregate account balances of the Transferred Accounts which have not matured on or prior to Closing pursuant to the terms of the account and one hundred percent (100%) of all interest accrued on the Transferred Accounts but not due for payment or credited to the account as of the date of Closing. Notwithstanding anything to the contrary contained in this Paragraph, in the event that the aggregate amount of the Transferred Accounts as of the date of Closing exceed Thirteen Million, Eight Hundred and Sixty Four Thousand Two Hundred and Sixty Seven Dollars ($13,864,267), CIB shall receive one hundred percent (100%) of the aggregate account balances, interest accrued and/or credited but not due for payment as of the date of Closing on such excess amount; provided that such excess amount is related to deposits acquired, accepted or renewed after November 30, 1997 at a Premium Interest Rate. For purposes of this Agreement, Premium Interest Rate shall mean an interest rate equal to or greater than one hundred and four percent (104%) of the average rates paid by the banking offices of Bank of Northern Illinois, N.A., The First National Bank of Chicago, First of America Bank - Illinois, N.A., Harris Bank - Libertyville and Northside Community Bank in Gurnee, Illinois on accounts of same or similar terms. For example, if the average interest rate is five and one-half percent (5.5%) for a one year certificate of deposit, any one year certificate of deposit with an interest rate equal to or in excess of five and seventy-two hundredths percent (5.72%) would be considered at a Premium Interest Rate.

         6. ACCOUNTHOLDERS. Each holder of a Transferred Account of ARGO shall, after the close of business on the Closing Date, automatically become a holder of an Account in CIB, in a dollar amount equal to the withdrawable value of the Account; CIB having assumed the liability for the Accounts subject to the indemnification provisions contained herein and the existing rights, delegations, assignments, appointments, powers of appointment and privileges of the accounthoIders. Thereafter, each such accountholder shall be entitled to all of the rights and privileges of an accountholder of CIB, as prescribed by its Articles of Incorporation, ByLaws and account rules and, when appropriate, be issued proper account documentation evidencing such account in CIB. CIB shall continue to recognize the terms and maturities of all passbooks and certificates of deposit issued by ARGO and outstanding on the effective date of this Agreement or as of the Closing Date, as the case may be, until the originally stated maturity date. Thereafter, such accounts shall be renewed upon the terms of CIB for similar accounts.

         7. ACQUISITION OF FURNITURE, FIXTURES AND EQUIPMENT. Marked Exhibit "C", attached hereto and specifically incorporated herein by this reference is a schedule of furniture, fixtures and equipment (the "Assets") presently located

PURCHASE AGREEMENT                                                        Page 4


at the Branch Office, which CIB agrees to purchase from ARGO at Closing for a price of Three Hundred and Fifty Thousand Dollars ($350,000.00.) ARGO shall transfer its ownership of such Assets to CIB by a duly-authorized Bill of Sale. Such sale shall be "as is", and ARGO makes no warranties whatsoever except those set forth herein at Paragraph 12.

         8. ASSIGNMENT OF LEASE. ARGO agrees to assign to CIB, and CIB agrees to assume, all of ARGO's rights and obligations under that certain Lease Agreement dated September 22, 1995 by and between DANVID CORPORATION ("DANVID") as Lessor and ARGO as Lessee (the "Lease"), a copy of which Lease is attached hereto as Exhibit "D". The parties understand that such assignment is subject to the consent of DANVID, and the parties agree to fully cooperate with each other and with DANVID in order to obtain such consent. CIB agrees to indemnify and hold ARGO harmless from any obligations or liabilities arising out of the Lease or the Leased Premises which accrued after the Closing. ARGO shall pay all Lease obligations to the date of Closing, and shall be entitled to a credit at Closing for prepaid rent and for its security deposit.

         9. CONDITIONS PRECEDENT TO CIB'S OBLIGATION. Unless the conditions are waived by CIB, all obligations of CIB under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

               (a) OPINION OF COUNSEL TO ARGO. ARGO shall have delivered to CIB an opinion, dated as of the Closing, of Kemp & Grzelakowski, Ltd. counsel for ARGO, as to the validity of the transaction, and such other matters as CIB may reasonably request. Such opinion shall be in form and substance satisfactory to CIB and its counsel.

               (b) TAX AND ACCOUNTING OPINIONS. CIB shall have ordered and received an opinion from Striegel Knobloch & Company, L.L.C., independent certified public accountants, to the effect that (i) the transaction shall be accounted for under the purchase method of accounting and not as a pooling; and
(ii) the transaction shall constitute a tax-free transaction for CIB for both Federal and State tax purposes.

               (c) REGULATORY APPROVALS. CIB and ARGO shall have obtained and received all necessary consents and approvals of all regulatory agencies and other authorities having jurisdiction over this transaction necessary to complete the transactions contemplated by this Agreement upon such terms and conditions, if any, as are satisfactory to CIB in its reasonable judgment, all waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval or commencement of any suit or action by any governmental authority seeking to enjoin the transaction provided herein or to obtain other relief with respect thereto.

PURCHASE AGREEMENT                                                        Page 5


               (d) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in the exhibits hereto delivered by ARGO or on its behalf to CIB pursuant to this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made on the Closing Date and shall survive the Closing as defined at Paragraph 16 hereof.


               (e) PERFORMANCE OF AGREEMENTS. ARGO shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Closing.

               (f) CORPORATE APPROVALS. All necessary corporate action on the part of the directors of ARGO adopting and approving this Agreement and approving the transactions contemplated hereby shall have been taken.

               (g) CONSENT OF OTHER PERSONS.

                   (i) CIB and ARGO shall have received the consent of DANVID to the assignment of the Lease upon such terms as are acceptable to CIB.


                   (ii) CIB and ARGO shall have received the consent of On-Line Financial Services, Inc. ("OLFSI"), ARGO's data processor, to the conversion by CIB of the Transferred Accounts and Assets to CIB Data Processing Services, Inc. ("CIB DP"). The data processing conversion shall be completed within one hundred and twenty (120) days after the Closing Date. OLFSI shall covenant and consent to provide CIB and/or CIB DP all system documentation, file layouts and files on tape in a form acceptable to CIB DP and provide any and all additional information and assistance deemed necessary by CIB and/or CIB DP to complete the conversion. All costs and fees assessed by OLFSI for the conversion shall be paid by ARGO. CIB shall pay all costs and fees assessed by CIB DP for the conversions.

                   (iii) To the extent that any other material lease, contract or Agreement to which ARGO is a party and which is related to the terms of this Agreement shall require the consent of any other person to the transactions contemplated herein, such consent shall have been obtained by the effective date; provided, however, that ARGO shall not make as a condition for the obtaining of any such consent, any agreements or undertakings not approved by CIB.

               (h) LITIGATION. No suit, action or proceeding by any governmental agency shall have been instituted or threatened seeking to (i) enjoin, restrain or prohibit the consummation of the transactions contemplated by

PURCHASE AGREEMENT                                                        Page 6


this Agreement which would in the reasonable judgment of CIB make it inadvisable to consummate such transactions, or to (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) that would affect adversely the right of CIB to own the Assets or to operate the Branch Office as a Branch Office of CIB; and no court order shall have been entered in any action or proceeding instituted by any other person which enjoins, restrains or prohibits this Agreement or consummation of the transactions contemplated by this Agreement. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by an governmental entity which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby.

               (i) PROCEEDINGS SATISFACTORY TO COUNSEL. All proceedings taken by ARGO and all instruments executed and delivered by ARGO on or prior to the close of business on the Closing Date, in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to CIB and its counsel.

               (j) NO ADVERSE CHANGES. Between the date of this Agreement and the Closing Date, the business of the Branch Office shall be conducted in the ordinary course, consistent in all material respects with prudent banking practices; there shall not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence that may be expected to result in a material adverse change in the business of the Branch Office; and the business and properties of the Branch Office shall be kept substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, customers and employees.

               (k) REQUIRED FILINGS. ARGO shall have made all filings with the Securities Exchange Commission and the regulatory agencies required or necessitated by the consummation of the transactions contemplated by this Agreement.

               (l) DUE DILIGENCE. Commencing within thirty (30) business days after the date of this Agreement, CIB shall commence a not greater than seven
(7) business day due diligence examination of Branch office, including the Assets, Accounts, and all other contracts, agreements and/or documents related to the transactions contemplated by this Agreement (Initial Investigation). ARGO shall provide CIB full cooperation, disclosure and complete access to all aspects of the Branch Office, including, but not limited to all books, records, contracts, commitments, correspondence, accounts, reports, properties, assets and employees of the Branch Office and with the full and complete cooperation of ARGO, their officers, directors, agents and representatives at the Branch Office. Commencing five (5) business days prior to Closing, CIB shall commence a three (3) business day due diligence examination consistent with the Initial Investigation. The due diligence examinations contemplated hereby shall be

PURCHASE AGREEMENT                                                        Page 7


conducted at the sole discretion of CIB and the results of such investigations shall be acceptable to CIB; provided, however that the right of CIB to terminate this Agreement as a result of either such examinations shall be based upon its review of the financial and account information provided, the operating condition of the Assets and any other liabilities to be assumed. No investigation by CIB shall affect the representations and warranties of ARGO set forth herein.

               (m) CLOSING CERTIFICATE. CIB shall have received a certificate signed by the President and another duly authorized officer of ARGO and dated as of the Closing Date, certifying in such detail as CIB may reasonably request as to the fulfillment of the conditions to the obligations of ARGO as set forth in this Agreement.

               (n) RELEASE OF ESCROW. The funds placed in escrow pursuant to Paragraph 14 of this Agreement shall have been released to CIB, together with all accrued interest thereon.

               (o) BULLS MONEY CARD. ARGO shall terminate and cause the discontinuance of any Branch Office account holders' use of the "Bulls" money card and pay any amounts relating thereto to account holders and shall not offer at the Branch Office any other "Bulls" money cards.

               (p) OLFSI AGREEMENT. OLFSI and CIB shall have agreed to the fees and expenses to be charged by OLFSI to CIB for data processing services to be provided by OLFSI to CIB (other than conversion fees) following the Closing and until completion of the conversion set forth in Paragraph 9(g)(ii). OLFSI shall agree to provide CIB and CIB DP separate financial information and data relative to the Branch office, including but not limited to, separate general ledger and trial balance reports together with all other daily reporting to the Branch Office as reasonably requested by CIB and/or CIB DP until the completion of the conversion as more fully described in Paragraph 9(g)(ii). ARGO and OLFSI shall covenant to cooperate with CIB and CIB DP in all matters during the account transition period and the conversion process.

         10. CONDITIONS PRECEDENT TO ARGO'S OBLIGATIONS. Unless the conditions are waived by ARGO, all obligations of ARGO under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

               (a) OPINION OF COUNSEL TO CIB. CIB shall have delivered to ARGO an opinion, dated as of the Closing, of counsel for CIB, as to the validity of the transaction, and such other matters as ARGO may reasonably request. Such opinion shall be in form and substance satisfactory to ARGO and its counsel, Kemp & Grzelakowki, Ltd.

PURCHASE AGREEMENT                                                        Page 8


               (b) REGULATORY APPROVALS. CIB and ARGO shall have obtained and received all necessary consents and approvals of all regulatory agencies and other authorities having jurisdiction over this transaction necessary to complete the transactions contemplated by this Agreement.

               (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein by CIB pursuant to this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct at the Closing as though made on the Closing Date and shall survive the Closing as defined at Paragraph 12 of this Agreement.

               (d) PERFORMANCE OF AGREEMENTS. CIB shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Closing.

               (e) CORPORATE APPROVALS. All other corporate action on the part of the directors of CIB adopting and approving this Agreement and approving the transactions contemplated hereby shall have been taken.

               (f) CONSENT OF OTHERS. CIB and ARGO shall have received the consent of DANVID to the assignment or the Lease.

               (g) LITIGATION. No action or proceeding by any governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit the consummation of the transaction contemplated by this Agreement which would in the reasonable judgment of ARGO make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other person which enjoins or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.

               (h) PROCEEDINGS SATISFACTORY TO COUNSEL. All proceedings taken by CIB and all instruments executed and delivered by CIB on or prior to the close of business on the Closing Date, in connection with the transactions herein contemplated, shall be reasonably satisfactory in form and substance to ARGO and its counsel.

               (i) CLOSING CERTIFICATE. ARGO shall have received a certificate signed by the President and another duly authorized officer of CIB and dated as of the Closing Date, certifying in such detail as ARGO may reasonably request as to the fulfillment of the conditions to the obligations of CIB as set forth in this Agreement.

PURCHASE AGREEMENT                                                        Page 9


         11. REPRESENTATIONS AND WARRANTIES OF ARGO. ARGO represents and warrants to CIB the following statements of Essential Facts, which are true and correct on the date of this Agreement and which shall be true and correct on the date of Closing, and of each of which shall constitute a condition precedent to CIB's obligations hereunder:

               (a) ORGANIZATION AND STANDING. ARGO is a capital stock savings bank duly organized and validly existing and in good standing under the laws of the United States of America, and it has all corporate powers and certificates of authority, licenses, permits and other documentation to own its property and to carry on its business as it is now being conducted. The deposit accounts of ARGO, to the extent insurable, are insured by the FDIC Savings Association Insurance Fund ("SAIF").

               (b) AUTHORITY. ARGO has the full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated to be carried out by it. This Agreement has been duly executed and delivered by ARGO and constitutes the legal, valid and binding obligation of ARGO enforceable in accordance with its terms.

               (c) NO MATERIAL CHANGE AFTER AGREEMENT. Until the transaction is effective, ARGO will conduct its operations related to the Transferred Accounts hereunder in accordance with all applicable laws, regulations, orders of regulatory authorities and in accordance with sound business and past practices. Furthermore, between the date hereof and the Closing provided for herein, unless otherwise agreed in writing, ARGO shall use its best efforts to maintain and preserve its business organization intact, and to maintain its relationships and good will with the accountholders, employees and others having business relationships related to the deposit Accounts and the Assets which are the subject of this Agreement. ARGO will neither enter into nor materially amend any agreements related to the operation of the Branch Office and will not offer a premium rate of interest to attract or maintain deposits without the prior written consent of CIB, which consent may be withheld by CIB in its sole discretion, nor artificially inflate the aggregate account balances of the Transferred Accounts prior to Closing.

               (d) STANDSTILL. ARGO will not, directly or indirectly, make, encourage, facilitate, solicit, assist or initiate any inquiry, proposal or offer to or by, or provide any information to or participate in any negotiations with any other party related to a liquidation, consolidation, sale, purchase or assumption related to the Assets or the Transferred Accounts, participate in any discussions or negotiations regarding the same, furnish any information with respect to the same, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or make any agreement with respect to or engage in any of the foregoing anytime prior to July 1, 1998, unless this Agreement is terminated prior to July

PURCHASE AGREEMENT                                                       Page 10


1, 1998. ARGO shall immediately inform CIB in writing of any inquiry, proposal or request for information (including the terms thereof and the person making such inquiry) which ARGO may receive with respect to same and ARGO shall provide CIB with a copy of any such written inquiries, proposals and offers.

               (e) LITIGATION. There are no claims, demands, orders, actions, suits, proceedings or other litigation (nor does ARGO know of any investigation preliminary thereto) of any nature pending or to the knowledge of ARGO threatened against ARGO, related to its deposit accounts at law or in equity, or affecting any of its properties before or by any Federal, State, municipal or other court, governmental department, commission, board, bureau, agency or instrumentality; there is no default existing or penalty incurred under any agreement or obligation of or binding upon ARGO nor is ARGO aware of any facts that could reasonably afford a basis for a cause of action against ARGO.

               (f) BROKERS. Neither ARGO nor any of its respective officers or directors has retained or otherwise engaged or employed any broker, finder, or any other such person or paid or agreed to pay any fee or commission to any agent, broker, finder or other such person for or on account of this Agreement or the transaction contemplated hereby.

               (g) ACCURACY OF STATEMENTS. Neither this Agreement nor any Exhibit hereto, statement, list, certificate or other information furnished or to be furnished in writing by ARGO to CIB in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein taken as a whole with all other such statements, lists, certificates or other information furnished above in light of the circumstances in which they are made, not misleading.

               (h) NO VIOLATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by ARGO of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to: any provision or restriction of any charter, bylaw, loan or indenture of ARGO or any provision or restriction of any lien, lease agreement, contract, instrument, order judgment, award, decree, ordinance or regulation or any other restriction of any kind or character to which any assets or properties of ARGO are subject or by which ARGO is bound.

               (i) DISASTER PROVISION. The business and properties of the Branch Office shall not have been adversely affected in any material way as a result of any act of God, fire, flood, disturbance, or similar calamity.

PURCHASE AGREEMENT                                                       Page 11


               (j) MATERIAL CONTRACTS. Set forth in Exhibit "E", attached hereto and specifically incorporated herein by this reference, is a listing and description of all contracts, commitments or arrangements (whether written or oral) under which ARGO is obligated that relate to the Branch facility, and copies of such contracts, commitments, or arrangements are attached thereto.

               (k) NO DEFAULTS. All contracts, commitments or arrangements of ARGO set forth in Exhibits "B" and "E" (collectively the "Contracts") are valid and in full force and effect. ARGO has fulfilled and taken all action reasonably necessary to enable it to fulfill when due all material obligations under the Contracts; and there are no material defaults and no events have occurred that, with the lapse of time or election of any other party, will become material defaults by it under any of the Contracts.

               (l) ENVIRONMENTAL. The Branch Office is not contaminated with any wastes or Hazardous Substances. "Hazardous Substances" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any such substance as a component. "Hazardous Substances" include without limitation petroleum or any derivative or byproduct thereof, asbestos radioactive material and polychlorinated biphenyls.

               (m) ARGO'S BOARD OF DIRECTORS APPROVAL. Marked Exhibit "F", attached hereto and specifically incorporated herein by this reference is a certified copy of its Board of Directors' Resolution approving this transaction.

               (n) TITLE TO ASSETS. ARGO has good and marketable title to the Assets set forth on Exhibit "C", free and clear of all liens, Security Interests, encumbrances or restrictions on transfer.

               (o) DAMAGE TO ASSETS OR BRANCH OFFICE. There has been no damage, destruction or loss (whether or not covered by insurance) to any of the Assets set forth on Exhibit "C" or the Branch Office.

               (p) CONDEMNATION. There are no pending or threatened condemnation proceedings, suits or administrative actions relating to the Branch Office or other matters materially and adversely affecting the current use, occupancy or value thereof.

               (q) EMPLOYMENT. There are no employment agreements or collective bargaining agreements that are binding upon CIB, nor any benefit packages or benefits under which CIB will be obligated to any of the employees of the Branch Office whether or not CIB hires any such employees or officers of the Branch Office.

PURCHASE AGREEMENT                                                     Page 12


               (r) TAXES. All taxes owed by ARGO relating to the Branch Office, the Accounts set forth on Exhibit "A" and the Assets set forth on Exhibit "C" have been paid.

               (s) LEASE. The Lease is legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. No party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder. There are no disputes, oral agreements or forbearance programs in effect as to the Lease. ARGO has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leasehold. There are no subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Branch Office.


         12. REPRESENTATIONS AND WARRANTIES OF CIB. CIB represents and warrants to ARGO the following statements of Essential Facts, which are true and correct on the date of this Agreement and which shall be true and correct on the date of Closing, and of each of which shall constitute a condition precedent to ARGO's obligations hereunder:

               (a) ORGANIZATION AND STANDING. CIB is a capital stock commercial bank duly organized, validly existing and in good standing under the laws of the State or Illinois, and it has all corporate powers and certificates of authority, licenses, permits and other documentation to own its property and to carry on its business as it is now being conducted. The deposit Accounts of CIB, to the extent insurable, are insured by the FDIC Bank Insurance Fund (BIF).

               (b) AUTHORITY. CIB has the full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated to be carried out by it. This Agreement has been duly executed and delivered by CIB and constitutes the legal, valid and binding obligation or CIB, enforceable in accordance with its terms.

               (c) COMMUNITY REINVESTMENT ACT RATING. CIB received a rating of satisfactory or outstanding pursuant to its most recent Community Reinvestment Act (CRA) examination conducted by the FDIC as of August 25, 1997, and CIB has received no notice of the downgrading of such CRA rating, nor any reason to suspect that regulatory approval may not be obtained because or CIB's CRA performance.

               (d) CIB'S BOARD OF DIRECTORS APPROVAL. Marked Exhibit "G", attached hereto and specifically incorporated herein by this reference is a certified copy of its Board of Directors" Resolution approving this transaction.

PURCHASE AGREEMENT                                                       Page 13



         13.   THE CLOSING AND EFFECTIVE DATE.

               (a) CLOSING. The Closing of this transaction shall be after the close of business on June 30, 1998. Either CIB or ARGO shall be entitled to extend the date of Closing for up to thirty (30) days if the requesting party notifies the other party in writing on or before June 15, 1998. Further, in the event that all the necessary regulatory approvals have not been received thirty
(30) days prior to Closing, Closing will take place as soon as practical but not later than thirty (30) days after receipt of regulatory approval and the expiration of all notice periods. Whenever the term "Closing of" or "Closing Date" or similar term is used in this Agreement, it shall be deemed to be a reference thereto. CIB shall advise ARGO of the exact time and location of the Closing in accordance with the foregoing.

               (b) EFFECTIVE DATE. The transactions contemplated by this Agreement shall become effective on such date as (i) all applicable legal requirements or this Agreement (including occurrence of the Closing as described in Paragraph 13(a) of this Agreement) and all other requirements of relevant law have been fulfilled; (ii) all conditions precedent shall have been satisfied or affirmatively waived; and (iii) the transaction shall be deemed effective under all relevant rules and regulations duly promulgated by the FDIC, FRB, OBRE and the OTS.

               (c) TRANSFER DATE. The Transfer Date shall be the first business day following the Closing Date. At 10 a.m. or earlier on the Transfer Date, ARGO shall pay to CIB, by wire transfer or by transfer of immediately available funds, the amount calculated pursuant to Paragraph 5 hereof, as of ARGO's close of business on the Closing Date.

         14. ESCROW DEPOSIT. Within seven (7) business days of the date of this Agreement, CIB shall deposit into an interest bearing Escrow Account with Harris Bank- Chicago (HBC) an amount of Two Hundred Eighty Eight Thousand Dollars ($288,000). The Escrow Agreement shall be in form and substance acceptable to CIB in its sole discretion, and shall provide inter alia, that such Escrow funds together with all accrued interest may be withdrawn by CIB upon the earlier of the termination of this Agreement or the closing of this Agreement. ARGO and CIB shall be jointly and equally responsible for, and pay any charges, costs, fees or expenses in connection with the Escrow Account or administration thereof; provided that CIB's portion of the same shall not exceed Two Hundred Dollars ($200) in the aggregate.

         15. BRANCH OFFICE EMPLOYEES. CIB shall have the right, but not the obligation, to interview and employ the existing personnel of the Branch Office. CIB shall notify ARGO prior to the Closing of which employees CIB will offer employment. CIB may offer employment to such employees upon terms and conditions determined by CIB in its sole discretion.

PURCHASE AGREEMENT                                                     Page 14


         16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties set forth in Paragraph 11 hereof shall be true as of and survive the Closing and shall continue to be in force and effect thereafter. Without limiting the effect of the foregoing, CIB's right and remedy for any breach of warranty or misrepresentation shall be solely at CIB's election, and shall include but not be limited to the termination of this Agreement. In addition to CIB's right to terminate this Agreement for any breach of warranty or misrepresentation by ARGO, ARGO shall indemnify and reimburse CIB for breaches of representations, warranties, covenants and obligations of ARGO hereunder, and all losses arising out of or relating to any of the Transferred Accounts and for any liabilities of ARGO in connection with the Branch Office, except those liabilities (other than deposit liabilities) expressly disclosed to and assumed by CIB. This indemnification shall include reimbursement for all costs, reasonable attorney's fees, and expenses and a return of the premium, if any, relating to such Transferred Accounts. This indemnification shall survive the Closing.

         17.   MISCELLANEOUS.

               (a) NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and may be delivered via facsimile transmittal, overnight carrier or registered or certified mail postage prepaid. When notice is given via facsimile transmittal, it shall be conclusively deemed to have been received on the date of transmittal provided the sender receives confirmation of transmittal to the number set forth below. Notice given by overnight carrier shall be conclusively deemed received on the date following the date sent. Notice sent registered or certified mail, postage prepaid, shall be conclusively deemed to have been received three (3) business days after its deposit in the United States mail when sent to the other party at the received address set forth below. Either party may change the address or facsimile number to which notice shall be sent by giving written notice to the other party.


                                  To ARGO:  Mr. John G. Yedinak
                                            Chairman of the Board and President
                                            ARGO FEDERAL SAVINGS BANK,FSB
                                            7600 West 63rd Street
                                            Summit, Illinois 60501-1830
                                            Facsimile No.  (708) 496-6025

                                  To CIB:   J. Michael Straka
                                            Chairman of the Board
                                            CIB BANK
                                            2913 W. Kirby Avenue
                                            Champaign, Illinois 61826
                                            Facsimile No.  (217) 355-4516

PURCHASE AGREEMENT                                                       Page 15


               (b) SUCCESSORS AND ASSIGNS. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns, but the Agreement may not be assigned by either party without the written consent of the other.

               (c) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one action and the same instrument.

               (d) GOVERNING LAW. This Agreement is being delivered and is intended to be performed in the State of Illinois and shall be construed and enforced in accordance with the laws of the State of Illinois of the United States of America, as applicable.

               (e) REMEDIES NOT EXCLUSIVE. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by either of the parties shall not constitute a waiver of the right to pursue other available remedies.

               (f) ASSIGNMENT. This Agreement shall not be assignable by either party without the written consent of the other. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto and their successors and permitted assigns any right or remedy under or by reason of this Agreement.

               (g) COSTS. All of the costs and expenses, including legal and accounting fees attendant to this transaction, incurred by either party in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same.

               (h) MODIFICATION. This Agreement may be amended or modified in whole or in part at any time by an agreement in writing executed on behalf of CIB and ARGO.

               (i) ABANDONMENT. The transactions contemplated by this Agreement may be abandoned on or before the effective date notwithstanding adoption or this Agreement or the approval of any transaction contemplated by this Agreement by the Boards or Directors of CIB and ARGO or any governmental agency by (i) the mutual agreement of the Boards of Directors of CIB and ARGO; or (ii) by the Board or Directors of CIB if any of the conditions provided in Paragraph 9 herein shall not have satisfied, complied with or performed in any material respect, and CIB shall not have waived such failure of

PURCHASE AGREEMENT                                                       Page 16


satisfaction, noncompliance or non-performance; or (iii) by the Board of Directors of ARGO if any of the conditions provided in Paragraph 10 shall not have been satisfied, complied with or performed in any material respect, and ARGO shall not have waived such failure of satisfaction, noncompliance or non-performance.

         In the event of any termination, written notice setting forth the reason thereof shall forthwith be given by CIB, if it is the terminating party, to ARGO, or by ARGO, if ARGO is the terminating party, to CIB.

         If the transaction is abandoned as defined in this Agreement, then (i) this Agreement shall forthwith come wholly void and of no effect and without liability to any party to this Agreement: and (ii) each party hereto shall pay all of its costs incurred by it in the negotiation, preparation and execution of this Agreement and the obtaining of the necessary approvals thereof, including fees and expenses of legal counsel, accountants, and other experts, except that ARGO shall pay costs and expenses of CIB in the event of ARGO's breach of representations, warranties, covenants and obligations as more fully described in Paragraph 11 (g) hereof.


               (j) PARAGRAPH HEADINGS. The paragraph headings in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (k) GENDER, ETC. Words herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural and any other gender, masculine, feminine or neuter, as the context requires.

               (l) CONFIDENTIALITY. CIB and ARGO each agree to keep confidential all information, documents, books, records and any other material no matter how obtained from the other party hereto unless and until the transaction contemplated herein is consummated, and if such transaction is not consummated, each party hereto will return or cause to be returned to the applicable party all such documents, material and information then in its possession, or the possession of a representative of either, and neither party hereto will divulge or use such information until it becomes known generally to the public.

         18. COOPERATION. CIB and ARGO further covenant and agree that each shall cooperate in expeditiously obtaining all necessary or appropriate governmental approvals, consents or permits and in preparing any and all applications contemplated by this Agreement, and will furnish such supporting information or exhibits as may be required, and will not do, sanction or knowingly permit any person under the control of each to do anything which might in any way hinder, delay or prevent the expeditious approval of the transactions

PURCHASE AGREEMENT                                                       Page 17

contemplated by this Agreement or commit any act or omission which might be reasonably expected to have such an effect.

         19. NOTICE TO ACCOUNT HOLDERS. CIB and ARGO further covenant and agree that each shall cooperate in preparing a mailing notifying all accountholders affected by this Agreement of the transactions contemplated hereby. The language of the said letter shall be mutually agreeable to CIB and ARGO. ARGO shall provide necessary mailing labels for transmittal of the same. The said letter shall not be mailed until CIB and ARGO have received all necessary regulatory approvals contemplated under the terms of this Agreement. The cost of preparation of the aforescribed mailing labels and the costs of mailing of the letter shall be a joint obligation of ARGO and CIB, in equal amounts.

         20. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between CIB and ARGO. There are no written or oral agreements between CIB and ARGO in connection with this Agreement that are not set forth herein or in the exhibits attached hereto. This Agreement supersedes and replaces any and all prior agreements between CIB and ARGO whether written or oral.

         21. TERMINATION; AMENDMENT. This Agreement may be amended in writing at any time with the mutual consent of the Board of Directors of CIB and ARGO. CIB and ARGO hereby covenant that neither shall unreasonably take any action or refuse to take any action, whether or not specifically or generally contemplated as a part of this Agreement, wherein such action or non-action would interfere with the accomplishment of the transaction contemplated by this Agreement. This Agreement and the obligations created hereby shall terminate in the event that any one or the following events occur: (i) the necessary regulatory approvals have not been obtained prior to the Closing Date, or (ii) the mutual agreement of the parties. Any material condition contained in the approval of the transactions contemplated by this Agreement by the FDIC, FRB, OBRE or the OTS will be subject to the consent of the Boards of Directors of both CIB and ARGO, as limited under the terms of this Agreement.

         22. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that in the event the invalid provision shall result in a material change in the terms or conditions of this Agreement, the party against whom the provision affects may terminate this Agreement; provided that such invalid or unenforceable provision(s) cannot be replaced with a new provision which has the most nearly similar permittable economic effect and which is acceptable to CIB and ARGO.

PURCHASE AGREEMENT                                                       Page 18



         23. RULE OF CONSTRUCTION. The language and all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implication or presumption that the terms hereof shall be more strictly construed against any party by reason of the rule of construction that a document is to be construed more strictly against the person who prepared this Agreement.


               IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.



                                        ARGO FEDERAL SAVINGS BANK, FSB


                                        BY: /s/ John G. Yedinak
                                           -------------------------------------
                                           John G. Yedinak
                                           Chairman of the Board and President

ATTEST:


/s/ Frances M. Pitts
-------------------------------
Secretary




                                        CIB BANK



                                        BY: /s/ J. Michael Straka
                                           -------------------------------------
                                           J. Michael Straka
                                           Chairman of the Board


ATTEST:


/s/ Steven T. Klitzing
-------------------------------
Secretary

                       PURCHASE AGREEMENT EXHIBIT LIST

EXHIBIT A      Deposit Account Trial Balances

EXHIBIT B      Pledged, Encumbered, and Attached Deposit Accounts

EXHIBIT C      Furniture, Fixtures and Equipment Listing

EXHIBIT D      Lease Agreement for the Gurnee Branch Facility

EXHIBIT E      Material Contracts Relating to the Gurnee Branch Facility

EXHIBIT F      Certified Copy of Board Resolution Approving the Transaction -
               ARGO

EXHIBIT G      Certified Copy of Board Resolution Approving the Transaction -
               Central Illinois Bank



